Exhibit 99.2

Unaudited pro forma condensed consolidated financial information of USA Compression Partners, LP

Introduction

The following unaudited pro forma condensed consolidated financial statements have been prepared to reflect (1) the acquisition by ETE of the ownership interests in the Partnership’s general partner and 12,466,912 of the Partnership’s common units from USA Compression Holdings, (2) the contribution by ETP of CDM to the Partnership, (3) the cancellation of the IDRs in the Partnership and conversion of the general partner interest in the Partnership into a non-economic general partner interest and (4) the issuance of the notes and other transactions relating to the closing of the Transactions, as described more fully below.

The following unaudited pro forma condensed consolidated financial statements are based on the historical financial statements of the Partnership and CDM. The unaudited pro forma condensed consolidated balance sheet as of December 31, 2017 is presented as if the Transactions had occurred on December 31, 2017. The unaudited pro forma condensed consolidated statement of operations is presented as if the Transactions occurred on January 1, 2017.

The pro forma adjustments, which were prepared applying the rules established by the Securities and Exchange Commission in Article 11 of Regulation S-X, except for the impact of items excluded from pro forma adjustments as described below, have been applied to the unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with (i) the audited historical consolidated financial statements and related notes thereto of the Partnership, included elsewhere in this offering memorandum, (ii) the audited historical combined financial statements of CDM and related notes thereto, included elsewhere in this offering memorandum, and (iii) “Summary historical and pro forma financial and operating data of the Partnership,” “Summary historical financial and operating data of CDM,” “Capitalization,” “Selected historical financial and operating data of the Partnership,” “Selected historical financial and operating data of CDM,” “Management’s discussion and analysis of financial condition and results of operations of the Partnership” and “Management’s discussion and analysis of financial condition and results of operations of CDM.” The unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial position that would have been obtained or the financial results that would have occurred if the Transactions had been consummated on the dates indicated, nor are they necessarily indicative of the financial position or results of operations of the Partnership in the future. The pro forma adjustments, as described in the notes to the unaudited pro forma condensed consolidated financial statements, are based upon currently available information and certain assumptions that the Partnership’s management believes are reasonable. The actual adjustments will differ from the pro forma adjustments, and the differences may be material. The adjustments reflected herein are limited to amounts that are directly attributable to the Transactions, factually supportable, and with respect to the pro forma condensed consolidated statement of operations, are expected to have a continuing impact.

Common control accounting

In connection with the closing of the GP Purchase, ETE will acquire control of the general partner of the Partnership and will thereafter continue to control CDM. As a result, the Partnership intends to account for the CDM Acquisition as a combination of entities under common control.

As a combination of entities under common control, the Partnership will record the CDM assets and liabilities at historical cost. Thus, the difference between consideration paid for the CDM Acquisition and CDM’s historical cost (net book value) at the closing date will be recorded to partners’ capital. The unaudited pro forma condensed consolidated financial statements reflects the CDM assets and liabilities at historical values.

Push-down accounting

ETE will record the Partnership’s assets acquired and liabilities assumed at fair value in accordance with the Accounting Standards Codification Topic 805, “Business Combinations” (“ASC 805”). The Partnership’s assets and liabilities will be recorded at their fair values measured as of the date the GP Purchase is consummated by application of “push-down” accounting. The fair values of the assets and liabilities of the Partnership will be reflected in the Partnership’s consolidated financial statements. The residual between the fair value of partners’ capital and the fair value of identifiable assets and liabilities will be recorded as goodwill.

As of the date of this offering memorandum, the total consideration paid for the CDM Acquisition cannot be determined, because the equity portion of the consideration will be valued at the closing date. A sensitivity of changes in unit prices is described in notes (f) and (g) to these pro forma condensed consolidated financial statements.

Additionally, as of the date of this offering memorandum, the Partnership cannot finalize the estimates of the fair values of the Partnership’s assets and liabilities to be pushed-down to the Partnership. As such, the unaudited pro forma condensed consolidated financial statements do not include any push-down adjustments. The application of the push-down adjustments could change the value of the Partnership’s assets, such as inventory, property and equipment, intangible assets and goodwill and its liabilities, such as deferred revenue. An increase, for example, to property and equipment or intangible assets, would increase the book value and increase the pro forma depreciation and amortization, resulting in a decrease in pro forma net income. Such changes could be material.

However, the Partnership does not expect the application of push-down adjustments to result in a material decrease to pro forma Adjusted EBITDA. An increase in the value of property and equipment and intangible assets would increase depreciation and amortization expense but these expenses are excluded from the Adjusted EBITDA calculation. Additionally, a change in inventory or deferred revenue would be considered a non-cash adjustment and also excluded from the Adjusted EBITDA calculation.

Predecessor for accounting purposes

As of the date of this offering memorandum, management has preliminarily concluded that the Partnership will be the predecessor for accounting purposes for periods prior to the date on which the CDM Acquisition is consummated. However, management may ultimately conclude, or may be required to conclude, that CDM is the appropriate accounting predecessor and account for the CDM Acquisition as a “reverse acquisition”. If management changes its conclusion after the closing of the CDM Acquisition and accounts for the CDM Acquisition as a “reverse acquisition,” the Partnership would report CDM’s financial results for periods prior to the closing as the Partnership’s financial results. The Partnership does not expect that accounting for the CDM Acquisition as a reverse acquisition would result in any material changes to the unaudited pro forma condensed consolidated financial statements for the following reasons: (i) ETE would still be treated as controlling the Partnership as of the closing of the Transactions, which is similar to the accounting for combinations of entities under common control and (ii) with ETE controlling the Partnership, CDM would be considered the accounting acquirer and its assets and liabilities would remain at net book value and the Partnership’s assets and liabilities would be recorded at fair value in accordance with ASC 805, similar to the accounting for combinations of entities under common control.

Accounting policy conformity and other considerations

The Partnership also has not identified the adjustments necessary, if any, to conform the CDM accounting policies to those of the Partnership.

The actual adjustments to the Partnership’s consolidated financial statements upon the closing of the Transactions will depend on a number of factors, including the completion of the valuation studies, the availability of additional information and the Partnership’s net assets on the closing date of the Transactions and any necessary conforming accounting changes for the CDM business.

The unaudited pro forma condensed consolidated financial statements do not give effect to any anticipated cost savings or other synergy benefits expected to result from the CDM Acquisition. In addition, the unaudited pro forma condensed consolidated statement of operations does not give effect to the impact of one-time non-recurring costs or gains relating to the Transactions or any costs or charges that we expect to incur in connection with the consolidation of the operations of the Partnership and CDM and the realization of the anticipated cost synergies, which costs and charges may be material.

USA Compression Partners, LP

Pro forma condensed consolidated balance sheet

As of December 31, 2017

(unaudited, in thousands)

	USA Compression Partners, LP historical	CDM historical	Pro forma adjustments		USA Compression Partners, LP pro forma combined with CDM
Assets
Current assets:
Cash and cash equivalents	$47	$4,013	$—	(a)	$4,060
Accounts receivable, net:
Trade, net	32,063	32,696	—		64,759
Other	8,500	—	—		8,500
Related party receivables	—	45	—		45
Inventory, net	33,444	33,221	—		66,665
Prepaid expenses and other assets	2,835	4,209	—		7,044
Total current assets	76,889	74,184	—		151,073
Property and equipment, net	1,292,476	1,192,921	—		2,485,397
Installment receivable	10,635	—	—		10,635
Identifiable intangible assets, net	71,680	198,215	—		269,895
Goodwill	35,866	253,428	—		289,294
Other assets	4,541	205	18,663	(b)	23,409
Total assets	$1,492,087	$1,718,953	$18,663		$3,229,703
Liabilities and Partners’ Capital
Current liabilities:
Accounts payable	$20,020	$1,383	$—		$21,403
Related party payables	—	1,977	—		1,977
Accrued liabilities	26,263	41,513	(4,895)	(c)	62,881
Deferred revenue	27,488	2,220	—		29,708
Total current liabilities	73,771	47,093	(4,895)		115,969
Long-term debt	782,902	—	780,948	(d)	1,563,850
Other liabilities	1,561	6,990	—		8,551
Total liabilities	858,234	54,083	776,053		1,688,370
Redeemable preferred units	—	—	472,000	(e)	472,000
Partners’ capital:
Limited partner interest:
Common units	626,922	—	320,655	(f)	947,577
Class B unitholders	—	—	113,756	(g)	113,756
General partner interest	6,931	—	(6,931)	(h)	—
Warrants	—	—	8,000	(i)	8,000
Member’s equity	—	1,664,870	(1,664,870)	(f)	—
Total partners’ capital	633,853	1,664,870	(1,229,390)		1,069,333
Total liabilities, preferred units and partners’ capital	$1,492,087	$1,718,953	$18,663		$3,229,703

USA Compression Partners, LP

Pro forma condensed consolidated statement of operations

Year ended December 31, 2017

(unaudited, in thousands)

	USA Compression Partners, LP historical	CDM historical	Pro forma adjustments (m)		USA Compression Partners, LP pro forma combined with CDM
Revenues:
Contract operations	$264,315	$248,890	$—		$513,205
Parts and service	15,907	10,541	—		26,448
Related party revenues	—	17,240	—		17,240
Total revenues	280,222	276,671	—		556,893
Costs and expenses:
Cost of operations, exclusive of depreciation and amortization	92,591	125,204	—		217,795
Selling, general and administrative	47,483	24,944	(1,406)	(j)	71,021
Depreciation and amortization	98,603	166,558	—		265,161
Loss (gain) on sale of assets	(507)	(367)	—		(874)
Impairment of goodwill	—	223,000	—		223,000
Impairment of compression equipment	4,972	—	—		4,972
Total costs and expenses	243,142	539,339	(1,406)		781,075
Operating income (loss)	37,080	(262,668)	1,406		(224,182)
Other income (expense):
Interest expense, net	(25,129)	—	(57,601)	(k)	(82,730)
Other	27	(223)	—		(196)
Total other expense	(25,102)	(223)	(57,601)		(82,926)
Net income (loss) before income tax expense	11,978	(262,891)	(56,195)		(307,108)
Income tax expense	538	1,843	—		2,381
Net income (loss)	$11,440	$(264,734)	$(56,195)		$(309,489)
Net income (loss) allocated to:
General partner’s interest in net income	$1,493		$(1,493)		$—
Preferred unit distributions	$—		$(48,750)	(l)	$(48,750)
Limited partners’ interest in net income (loss):
Common units	$9,947		$(368,186)		$(358,239)

USA Compression Partners, LP

Notes to pro forma condensed consolidated financial information

(unaudited)

Note 1:        Description of the transactions

CDM Acquisition

On January 15, 2018, the Partnership entered into the Contribution Agreement pursuant to which, among other things, ETP will contribute to the Partnership, and the Partnership will acquire from ETP, all of the issued and outstanding membership interests of CDM.

The unaudited pro forma condensed consolidated financial statements presented herein reflect the estimated purchase price of $1.7 billion for the CDM Acquisition, comprised of $1.225 billion in cash, 19,191,351 common units representing limited partner interests in the Partnership and 6,397,965 of Class B units representing limited partner interests in the Partnership. Class B units do not receive quarterly distributions until and upon conversion, approximately one year after the quarter during which the CDM Acquisition is consummated.

Financing for the CDM Acquisition

To finance a portion of the cash purchase price for the CDM Acquisition, the Partnership expects to issue $725.0 million of notes offered hereby. Upon the issuance of the notes, the Partnership will begin to recognize the related interest expense, even though the CDM Acquisition may not have closed.

Funds for a portion of the cash purchase price for the CDM Acquisition will be provided through the issuance and sale by the Partnership in a private placement $500 million in the aggregate of (i) newly authorized and established Series A Perpetual Preferred Units representing limited partner interests in the Partnership and (ii) warrants to purchase common units pursuant to a Series A Preferred Unit and Warrant Purchase Agreement entered into with certain investment funds managed or sub-advised by EIG and other investment vehicles unaffiliated with EIG. The Partnership will issue 500,000 Preferred Units with a face value of $1,000 per Preferred Unit and issue two tranches of Warrants to the preferred unitholders, which will include Warrants to purchase 5,000,000 common units with a strike price of $17.03 per unit and 10,000,000 common units with a strike price of $19.59 per unit. The Warrants may be exercised by the holders thereof at any time beginning on the one year anniversary of the closing date and before the tenth anniversary of the closing date.

GP Purchase

On January 15, 2018, and in connection with the execution of the Contribution Agreement, the GP Purchasers entered into the GP Purchase Agreement pursuant to which the GP Purchasers will acquire from USAC Compression Holdings (i) all of the outstanding limited liability company interests in the Partnership’s general partner and (ii) 12,466,912 common units for cash consideration paid by the GP Purchasers to USAC Compression Holdings equal to $250 million.

Restructuring

On January 15, 2018, and in connection with the execution of the Contribution Agreement, the Partnership entered into the Equity Restructuring Agreement pursuant to which, among other things, the Partnership, its general partner and ETE have agreed to cancel the Partnership’s IDRs and convert the General Partner Interest (as defined in the Equity Restructuring Agreement) into a non-economic general partner interest, in exchange for the Partnership’s issuance of 8,000,000 common units to its general partner, effective at the Closing.

ABL Facility

The Partnership has received commitments on a best-efforts basis for and intends to enter into an amendment and restatement of the ABL Facility to, among other things, (a) increase the commitments under the ABL Facility to $1.6 billion from $1.1 billion, (b) extend the maturity thereof and (c) make certain changes to the covenants under the ABL Facility. The advance rates in respect of the borrowing base under the ABL Facility are expected to remain unchanged. The commitments to the amendment and restatement of the ABL Facility are conditioned on customary closing conditions, and there is no assurance that such conditions will be met.

The Partnership expects to borrow $70.4 million under the ABL Facility to fund estimated fees and expenses related to the Transactions. As part of the $70.4 million, $18.7 million is estimated to be incurred for expenses relating to the expected upsizing of our ABL Facility to $1.6 billion from $1.1 billion.

The table below summarizes the expected sources and uses of funds in connection with the Transactions:

Sources of funds		Uses of funds
			(in millions)
Net proceeds from this offering	$710.5	Cash portion of purchase price for CDM Acquisition(1)	$1,225.0
Net proceeds from Private Placement	480.0	Estimated fees and expenses(2)	17.3
Borrowings under the ABL Facility	51.8
Total	$1,242.3	Total	$1,242.3

(1)                                 The total consideration for the CDM Acquisition consists of (i) $1,225.0 million of cash, (ii) 19,191,351 common units and (iii) 6,397,965 Class B units. See “Summary—Recent developments.”

(2)                                 Consists of fees and expenses associated with the Transactions, including commitment fees and other financing costs. An increase in actual fees and expenses will result in a corresponding increase in cash required to fund the Transactions.

Note 2:        Adjustments to the unaudited pro forma condensed consolidated balance sheet

a.                                      The pro forma adjustments to cash consists of the net effect of the following (in thousands):

Issuance of notes, net	$710,500
Borrowings under the ABL Facility	70,448
Proceeds from issuance of Preferred Units, net	480,000
Cash portion of purchase price for CDM Acquisition	(1,225,000)
Estimated fees relating to upsize of the ABL Facility	(18,663)
Estimated transaction expenses	(17,285)
$—

The pro forma adjustment to cash includes the effect of (i) the issuance of a $725.0 million aggregate principal amount of notes, net of $14.5 million of estimated debt issuance costs, which will be amortized over the life of the notes, (ii) the issuance of $500.0 million of Preferred Units, net of $20.0 million of issuance costs, and (iii) $70.4 million of borrowings under the ABL Facility, $18.7 million of which constitutes debt issuance costs relating to the expected upsizing of the ABL Facility and is expected to be capitalized and amortized over the life of the amended ABL Facility and $17.3 million of estimated cash transaction expenses that would be incurred if the CDM Acquisition took place as of December 31, 2017. No original issue discount is assumed in the pro forma financial statements.

In addition, the pro forma adjustment to cash reflects the use of net proceeds from the notes and Preferred Units and the borrowings under the ABL Facility to fund the $1.225 billion cash portion of the purchase price for the CDM Acquisition and the estimated cash transaction expenses.

b.                                      Reflects capitalized debt issuance costs of $18.7 million related to the expected upsizing of our ABL Facility.

c.                                       Reflects a $4.9 million reduction in unit-based compensation liability due to the immediate vesting of outstanding time and performance based phantom units granted to certain employees as a result of the change in control of the General Partner due to the GP Purchase.

d.                                      Reflects the debt expected to be incurred to finance the CDM Acquisition and fees and expenses related to the Transactions, consisting of (i) $710.5 million aggregate principal amount of notes, net of related debt issuance costs, and (ii) $70.4 million of borrowings under our ABL facility.

e.                                       Reflects $472.0 million of Preferred Units, reduced by an estimated Warrant value of $8.0 million shown in Partners’ Capital as noted in (i) below and by estimated issuance costs.

f.                                        The pro forma adjustment to common units is comprised of:

Common units issued for the CDM Acquisition (i):	$341,222
Common units issued for the IDR/GP Restructuring (ii):	142,240
Vesting of employee units (iii):	4,895
Reduction in partners’ capital (iv):	(150,417)
Transaction expenses (v):	(17,285)
Total:	$320,655

(i)                                     19,191,351 common units issued to finance a portion of the CDM Acquisition;

(ii)                                  8,000,000 common units issued in exchange for the cancellation of the IDRs and conversion of the general partner interest into a non-economic general partner interest;

(iii)                               the immediate vesting of outstanding time and performance based phantom units granted to certain employees based on the change in control of the General Partner due to the GP Purchase;

(iv)                              reflects the reduction in partners’ capital by (1) the difference between (x) the amount of general partner interest being converted into non-economic interest and (y) the amount of common units issued in exchange therefor (and for the cancellation of the IDRs) and (2) the difference between (x) CDM member’s equity at $1.66 billion and (y) the total estimated consideration to be paid for the CDM Acquisition of $1.68 billion; and

(v)                                 transaction expenses.

The common units are valued at $17.78 per unit, based on the closing price of common units on the New York Stock Exchange on February 28, 2018. A 10% increase in the February 28, 2018 closing price of common units will increase the purchase price acquisition for the units noted in (i) and (ii) above by $34.1 million and $14.2 million, respectively.

g.                                       Reflects 6,397,965 of Class B units representing limited partner interests in the Partnership issued to finance a portion of the CDM Acquisition valued at $17.78 per unit, based on the closing price of common units on the New York Stock Exchange on February 28, 2018. Class B units do not receive quarterly distributions until and upon conversion, approximately one year after the quarter during which the CDM Acquisition is consummated. A 10% increase in the February 28, 2018 closing price of common units will increase the purchase price acquisition for these Class B units by $11.4 million.

h.                                      Reflects the conversion of the general partner interest into a non-economic general partner interest in connection with the Equity Restructuring.

i.                                          Reflects an estimated value of $8.0 million for Warrants to purchase 5,000,000 common units with a strike price of $17.03 per unit and 10,000,000 common units with a strike price of $19.59 per unit issued in connection with the issuance of Preferred Units to finance a portion of the CDM Acquisition.

Note 3:        Adjustments to the unaudited pro forma condensed consolidated statement of operations

j.                                         Reflects adjustment to remove historical direct and incremental transaction expenses related to the CDM Acquisition.

k.                                      Reflects the estimated interest expense associated with the debt expected to be incurred to fund the CDM Acquisition and the fees and expenses related to the Transactions. To the extent the actual interest rates are higher than estimated, additional interest expense will be incurred and such expense could be material. A 0.125% increase in the interest rate associated with the notes and the ABL Facility would increase interest expense $2.0 million for the year ended December 31, 2017.

(in thousands)	Incremental interest expense
Cash interest(1)	$52,056
Amortization of debt issuance costs	5,545
Total incremental interest expense	$57,601

(1)                                 Cash interest expense was calculated using a 4.86% weighted average interest rate.

l.                                          Reflects $48.8 million of distributions for Preferred Units for the year ended December 31, 2017. The Preferred Units have a face value of $1,000 per Preferred Unit and accrue distributions at a rate of 9.75% per annum, which dividend rate may increase if the weighted average all-in-yield on the notes exceeds a specified rate. The distributions are payable quarterly.

m.                                  One time adjustments that are not included in the pro forma condensed consolidated statement of operations include transaction-related expenses totaling $22.2 million. These transaction expenses include: (i) $4.9 million for non-cash unit-based compensation expenses for the change in control of the General Partner which results in immediate vesting of outstanding time and performance based phantom units granted to certain employees and (ii) $17.3 million of legal, accounting and other fees related to the Transactions.